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                               December 9, 1996


Dr. J. Thomas Parmeter
Protein Polymer Technologies, Inc.
10655 Sorrento Valley Road
San Diego, California 92121

     Re:  Amendment to Agreement between Protein Polymer
          Technologies, Inc. and Ethicon, Inc.

Dear Tom:

     As you know, Ethicon, Inc. ("Ethicon") has extended the period for CANDIDATE ACCEPTANCE under the Agreement dated September 14, 1995 between Protein Polymer Technologies, Inc. ("PPTI") and Ethicon, as amended by letter dated August 12, 1996, so that the term of the Agreement has been extended until December 16, 1996. However, both Ethicon and PPTI believe that it would be beneficial to extend the period for CANDIDATE ACCEPTANCE for an additional twelve (12) months to allow further work on the adhesive and sealants candidates.

     1. Therefore, we propose that the Agreement between Ethicon and PPTI be further amended as follows:

         (a) On page 23, line 14, in Paragraph 4.04, after the insertion of the additional language set forth in the August 12, 1996 letter and preceding the last sentence of said Section 4.04, the following sentence shall be inserted: "Before the expiration of the additional four (4) month extended period for CANDIDATE ACCEPTANCE, ETHICON may extend the period of CANDIDATE ACCEPTANCE for an additional twelve (12) months by notifying PPTI in writing of its election to so extend and agreeing to pay PPTI Three Hundred Thousand Dollars ($300,000.00). The Three Hundred Thousand Dollars ($300,000) shall be paid in four equal installments of Seventy Five Thousand Dollars ($75,000) each, the first being due within two (2) business days of the date of election, and subsequent installments due on the first day of March, June, and September, 1997, provided that no installment payments need be made after the date of CANDIDATE ACCEPTANCE."

         (b) On page 33, line 21, in Paragraph 5.03, after the insert added by the letter dated August 12, 1996 and before the phrase "should be creditable", the following clause shall be inserted: "and 100% of the Three Hundred Thousand Dollar ($300,000.00)


                                 Exhibit 99.1
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     payments specified in paragraph 4.04 for the additional twelve-month extension or so much thereof as shall have actually been paid . . .".

          (c) On page 53, line 12, in Paragraph 9.02, the following shall be inserted: "provided, however, that during the twelve-month extension period provided in Paragraph 4.04, ETHICON shall have no right to terminate this Agreement under this Paragraph 9.02 (ii)."

     2. This Amendment to the Agreement between PPTI and Ethicon shall be effective December 9, 1996. If PPTI agrees to this Amendment, please indicate by signing below.

     3. This letter shall serve as written notice to PPTI of Ethicon's election to extend the period of CANDIDATE ACCEPTANCE for an additional twelve (12) months until December 16, 1997. Ethicon shall wire transfer to the account of PPTI the sum of Seventy five Thousand Dollars ($75,000) on or before December 12, 1996.


                                             Sincerely yours,


                                             /s/  PATRICK J. O'NEILL
                                             ------------------------------
                                             Patrick J. O'Neill,
                                             Vice President, Growth Technologies
                                             and New Business Development for
                                             Ethicon, Inc.



For Protein Polymer Technologies, Inc.
Agreed to and accepted


By:     /s/ J. THOMAS PARMETER
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   Name:
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   Title:         President
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